UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 12, 2009
Unica Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51461	04-3174345

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Tracer Lane, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 781.487.8659
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
On August 18, 2009, Unica Corporation (“the Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission reporting a restructuring plan approved by the Company’s board of directors on August 12, 2009 (the “Original Filing”). As previously disclosed under Item 2.05 of the Original Filing, the restructuring plan involves various measures, including the transfer and consolidation of certain ongoing research and development activities currently undertaken in its Waltham, Massachusetts office to its office in Pune, India and the related expansion of its workforce in Pune, India.
The Company is filing this Amendment No. 1 on Form 8-K/A to the Original Filing to amend the Original Filing to increase the Company’s good faith estimate of (i) the amount of the restructuring charge expected to be incurred in the Company’s fourth fiscal quarter, ended September 30, 2009, and (ii) the amount by which the Company expects its operating expenses to be reduced in fiscal year 2010, each of which the Company anticipates will occur as a result of the restructuring plan announced in the Original Filing under Item 2.05. The Company’s good faith estimates of such amounts in the Original Filing need to be increased because the Company now expects to reduce its workforce by approximately 13% of its total employees at the end of the third quarter of fiscal year 2009, rather than the approximately 12% reduction that the Company reported in the Original Filing. The disclosure contained in the second paragraph of Item 2.05 of the Original Filing is hereby replaced in its entirety by the disclosure contained in Item 2.05 of this Amendment No. 1. No other changes have been made to the Original Filing.
Item 2.05 Costs Associated with Exit or Disposal Activities.
The Company ended the third quarter of fiscal year 2009 with 485 full-time employees. As a result of the restructuring, the Company expects to reduce its workforce by approximately 13% in the fourth quarter of fiscal 2009, with approximately half of the reduction related to the transfer of research and development activities to its Pune, India office. The workforce reduction was substantially completed as of September 30, 2009, the end of its fourth quarter for fiscal year 2009, and the Company expects to incur pre-tax restructuring charges in the fourth quarter of fiscal year 2009 of approximately $2.2 million, primarily for one-time termination benefits to employees. Substantially all of these charges will result in cash expenditures. In addition, the Company anticipates that the workforce reduction and research and development activities transfer will reduce its ongoing operating expenses by approximately $600,000 in the fourth quarter of fiscal 2009 and in the range of $5.0 million to $6.0 million for the full fiscal year 2010, including estimated costs associated with additional hiring planned for fiscal year 2010 as part of the overall restructuring plan.
Forward-looking Statements
Information provided in this Current Report on Form 8-K/A contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the expected costs of the restructuring plan, expected workforce reductions and the anticipated ongoing operating expense reductions associated with the plan. The actual amounts will depend upon, among other things, final decisions on specific elements of the restructuring plan, Unica’s ability to successfully implement elements of the restructuring plan, the timing of implementation of various restructuring plan elements, the absence or occurrence of unexpected costs, and general economic conditions. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including the Company’s ability to implement the plan, which may cause actual results to differ materially from expected results. Subsequent events may cause these expectations to change, and the Company disclaims any obligation to update or revise the forward-looking statements in the future. More information about potential factors that could affect the Company’s business and financial results is set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. These filings are available on a web site maintained by the SEC at http://www.sec.gov.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unica Corporation
October 1, 2009	By:	/s/ Kevin P. Shone
		Name:	Kevin P. Shone
		Title:	Senior Vice President and Chief Financial Officer